At-Will Exempt Employment Agreement

Marty McDermut

Dear Marty,

It is my pleasure to extend the following offer of full-time employment to you on behalf of Solar Integrated Roofing Corporation [SIRC] (referred to as the “Company”). This letter sets forth the basic terms and conditions of your employment.

By signing the letter, you are agreeing to the following terms:

Employment terms:

Effective Date: The effective date will be November 28, 2022. The proposed and tentative start date for your role will be November 28, 2022. Your job title will be Chief Financial Officer (CFO). You will report directly to George Holmes, Chairman of the Board and Chief Executive Officer (CEO).

Base Compensation: At signing of this agreement, your base compensation for this exempt (salaried) position is $360,000 annually, or $13,846.15 gross per pay period. You will be paid bi- weekly and compensation will be subject to deductions for taxes and other withholdings as required by law and the policies of the Company.

Upon the uplisting of SIRC stock to the NASDAQ, your base compensation will be increased to

$450,000 annually, or $17,307.69 gross per pay period.

Note: Beginning on January 1, 2023, SIRC will be moving to a bi-monthly pay schedule. For additional information regarding specific pay days, please contact Human Resources.

Individual Performance Bonus

(Short-Term Incentives): You will be awarded an Individual Performance Bonus (IPB) according to achievement of Key Performance Indicators (KPI) developed and approved by the Board.

Your annual bonus target will be equal to 100% of your annual base compensation at the time of bonus award. At the sole discretion of the Board, additional bonuses and incentives may be awarded based on the performance of the Company.

(Long-Term Incentives): On your start date, you will be awarded a non-qualified stock option to purchase up to 40 million shares of the Company’s common stock, which stock option will have a 10- year term and an exercise price equal to the closing price of the Company’s common stock on the date of grant. The stock option will vest as provided below. In every subsequent year, on your anniversary date (or at such other time when annual long-term incentive awards are made to senior executive officers), you will be awarded an additional stock grant with a value of up to 100% of your annual base compensation at the time of the equity award, with the actual value of the equity award determined based on your achievement of your individual KPI’s for the immediately preceding year.

All awarded stock grants will vest according to the following schedule:

•You will be 50% vested in your stock grants upon execution of this agreement.

•You will be 75% vested in your stock grants after one year.

•You will be 100% vested in your stock grants after two years.

You will also be eligible to purchase up to 1 million shares of company stock at an agreed price based on the Company’s valuation at the time of purchase.

At the company’s completion of an up-list to Nasdaq and for a period of 6 months thereafter: The Company will grant options, to top-up/make-whole executive in the event executives current ownership falls below four percent (4%) of the Company’s then authorized shares, the Company will issue shares as an award (the "Additional Shares"), the number of shares of common stock such that the Stock Option awards combined represent four percent (4%) of the Company's authorized shares. The subsequent awards, if any, will be granted to you as an "inducement" awards that is exempt from shareholder approval rules of the Nasdaq Stock Market, and will be subject to your execution of our standard equity award agreement. The additional awards are also subject to the same "vesting" schedule as the original award, which means that you must be employed by us (or otherwise still rendering services to us) on the applicable vesting date.

Benefits: During your employment you will be eligible for benefits offered to similarly situated employees. You will be eligible for these benefits on your first day of employment with the Company; you will be classified as “Executive Class” for the determination of employee premium contributions and may be eligible for zero premium benefits. The Company reserves the right to change these benefits at its sole discretion.

Additional benefits, stock and compensation may be awarded at the sole discretion of the Board of Directors.

Upon execution of this agreement, you will be included on the Company’s Directors and Officers policy insurance policy and will be indemnified by the Company for any past, known or unknown, misstatements in financial reporting.

Conditions of employment:

Employment Eligibility: For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Employee Handbook: The Company’s Employee Handbook, which sets forth Company policies and procedure as a condition of employment, will be released in draft on December 5th. The Company reserves the right to change these policies and procedures at its sole discretion. As an executive, you are expected to assist in the ongoing drafting and editing of these policies, and agree to the policies and procedures contained therein.

Background Check: You will be required to satisfactorily complete a background check prior to your start of work.

Drug & Alcohol Policy: The Company has a zero-tolerance drug and alcohol policy. On your first day you will be required to read, review, and acknowledge agreement to the Company’s Drug & Alcohol policy, which sets forth Company policies and procedure as a condition of employment. The Company reserves the right to change these policies and procedures at its sole discretion.

YOUR EMPLOYMENT WITH THE COMPANY IS AT-WILL. IN OTHER WORDS, EITHER YOU OR THE COMPANY CAN TERMINATE YOUR EMPLOYMENT AT ANY TIME FOR ANY REASON, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE.

Signatures:

If you agree with the terms of this offer, please sign below.

We look forward to having you join our team. In order to confirm your agreement with and acceptance of these terms and conditions of employment, please sign one copy of this letter and return it to Ryan Goergen as authorized representative of the Company. This offer is valid for 5 days from the effective date of this letter.

Sincerely,

Ryan Goergen

Vice President of Human Resources

Authorized representative of Solar Integrated Roofing Corporation (SIRC)

Ryan.goergen@sircfamily.com 317.544.0066

I agree to the terms and conditions of employment set forth in this employment offer by my signature below.

Employee Signature:

Employee Name (Print):	Marty McDermut

Date:	11/29/2022